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                               FORM 8-K/A No. 1
                                Current Report

         Filed as Amendment to Form 8-K Document filed March 25, 1998,
                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  May 12, 1999

                         WHITNEY AMERICAN CORPORATION
              (Exact name of registrant as specified in charter)

                                   DELAWARE
        (State or other jurisdiction of incorporation or organization)

        0-22907                                       84-1070022
(Commission File Number)                 (I.R.S. Employer Identification Number)

            8150 Leesburg Pike, Suite 1200, Vienna, Virginia  22182

                                (703) 893-0582
             (Registrant's telephone number, including area code)

                                (703) 893-5636
             (Registrant's facsimile number, including area code)

Item 5.  Other Events

On May 28, 1999, a settlement agreement was reached between the Registrant, Costa Real Corporation ("Costa Real"), Coastline International, Inc. ("Coastline"), and New Horizons, Inc. ("New Horizons"), Heatherlynn Colburn and Charles Colburn III. An interrelated settlement agreement was also reached on April 19, 1999 between Registrant, the Twenty First-Century Trust and Hector I. Hernandez, Sr. Costa Real and the Twenty First Century Trust were the equal owners of both Coastline and New Horizons prior to the March 5, 1998 stock exchange agreement ("the Exchange") between Registrant, Costa Real and the Twenty First Century Trust. Heatherlynn Colburn was the beneficial owner of Costa Real and Hector I. Hernandez, Sr. was the beneficial owner of the Twenty-First Century Trust. The settlement agreement resolves matters filed under the lawsuit of Whitney American Corp. v. Costa Real Corporation, et al., Civil
           --------------------------------------------------------
Action No. 98-1781-A, United States District Court for the Eastern District of Virginia, Alexandria Division. This lawsuit originated from actions taken by the Board of Directors of Registrant as disclosed in the Form 8-K/A filed on September 17, 1998. Because of the ownership interest of the Twenty-First Century Trust and Hector I. Hernandez in Coastline and New Horizons ("the Subsidiaries") the settlement agreement of April 19, 1999 could not be granted full accord and effect until a settlement was reached between the Registrant, Costa Real and the Subsidiaries.

As per the terms of the settlement agreement, the Twenty-First Century Trust returned to Registrant 1,750,000 shares of Registrant's common stock and Costa Real returned 1,559,027 of Registrant's common stock. In addition, Heatherlynn Colburn, individually, returned 70,000 shares of Registrant's common stock. As a result, a total of 3,379,027 shares have been returned in exchange for the original shares of Coastline and New Horizons stock. The returned shares of the Registrant stock have been voided based on the actions authorized by the Board on September 17, 1998.
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Dated:  June 4, 1999

Whitney American Corporation

By  /s/ Juan J. Gutierrez
        Chairman of the Board and Chief Executive Officer